Exhibit 99.1

Cellectar Biosciences Announces Year End 2015 Financial Results

Madison, WI (March 10, 2016) -- Cellectar Biosciences, Inc. (NASDAQ:CLRB), an oncology-focused biotechnology company, today announces financial results for the year ending December 31, 2015. Management will host a teleconference and live webcast to review these financial results, followed by a review of corporate performance and 2016 objectives, at 5:00 PM EST today.

Summary of Recent Key Accomplishments:

•	Positive initial data in phase 1 study of CLR 131 in multiple myeloma

•	Research collaboration with Pierre Fabre involving PDC Delivery Platform

•	$2.3 million NCI Fast Track SBIR Grant for study of CLR 125

•	New IP protection for PDC Delivery Platform with CTX patent application

Summary of Financial Results:

Research and development expenses for 2015 were $5.2 million, a reduction of $0.8 million from the prior year. This reflects the company’s continued focus on research and development efforts and implementation of operating improvements that have resulted in reductions to its cost structure. General and administrative expenses for the year totaled $3.4 million, which is an improvement from 2014 of $0.3 million. The company also incurred $0.2 million of restructuring charges in fiscal 2015, which is consistent with 2014.

Operating loss was $8.8 million for 2015, compared to $9.9 million in 2014. Other income was $3.3 million for fiscal 2015, as compared to $1.8 million in 2014. These amounts are almost exclusively non-cash in nature, and are due to changes in the valuation of certain warrants that are classified as liabilities on Cellectar’s balance sheet. As a result, the company’s net loss for the year ended December 31, 2015 was $5.5 million, or ($7.03) per share, compared to a 2014 net loss of $8.1 million, or ($17.53) per share.

As of December 31, 2015, the company had $3.9 million in cash and cash equivalents on hand, compared to $9.4 million in cash and cash equivalents at December 31, 2014. While Cellectar anticipates its available cash and cash equivalents should fund its planned operations into the second quarter of 2016, management believes capital will be required to complete its planned clinical and preclinical development.

“The last two quarters of 2015 through the first quarter of 2016 continue to represent a significant shift in corporate objectives, culture and branding for Cellectar Biosciences,” said Jim Caruso, president and CEO of Cellectar Biosciences. “Significant progress has been achieved and we remain confident in our corporate strategy, operating plan execution and our PDC Delivery Platform technology. We are pleased with the resulting program advancements and look forward to providing further details about our objectives for continued success on today’s call.”

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,857,791	$9,422,627
Restricted cash	55,000	55,000
Prepaid expenses and other current assets	267,783	220,611
Total current assets	4,180,574	9,698,238
FIXED ASSETS, NET	1,728,471	2,033,944
GOODWILL	1,675,462	1,675,462
OTHER ASSETS	11,872	11,872
TOTAL ASSETS	$7,596,379	$13,419,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of notes payable	$243,590	$119,923
Accounts payable and accrued liabilities	675,924	933,988
Derivative liability	4,781,082	5,176,915
Capital lease obligations, current portion	2,449	2,180
Total current liabilities	5,703,045	6,233,006
LONG-TERM LIABILITIES:
Notes payable, less current maturities	86,632	330,077
Deferred rent	148,924	147,774
Capital lease obligations, less current portion	7,975	11,126
Total long-term liabilities	243,531	488,977
Total liabilities	5,946,576	6,721,983
TOTAL STOCKHOLDERS’ EQUITY:	1,649,803	6,697,533
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,596,379	$13,419,516

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Year Ended December 31,
	2015	2014

COSTS AND EXPENSES:
Research and development	$5,158,874	$5,964,453
General and administrative	3,395,360	3,704,676
Restructuring costs	203,631	221,816
Total costs and expenses	8,757,865	9,890,945

LOSS FROM OPERATIONS	(8,757,865)	(9,890,945)

OTHER INCOME (EXPENSE):
Gain on revaluation of derivative warrants	3,667,826	2,285,157
Loss on issuance of derivative warrants	(404,150)	—
Interest expense, net	(841)	(446,314)
Total other income, net	3,262,835	1,838,843
NET LOSS	$(5,495,030)	$(8,052,102)
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(7.03)	$(17.53)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	781,975	459,266

Conference Call Participation Details:

Cellectar will be holding a conference call at 5:00 PM ET today to review 2015 financial results, followed by a review of corporate performance and 2016 objectives. The call can be accessed by calling 888-646-8293. The call will also be webcast and replays will be available, both via the Investor Relations section of the company’s website: investor.cellectarbiosciences.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The Company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com